EXHIBIT 99.1

PRESS RELEASE OF

INTERNATIONAL PAPER COMPANY

DATED JULY 26, 2005

INTERNATIONAL PAPER PLAZA
400 ATLANTIC STREET
STAMFORD, CT 06921

News Release

International Paper Reports Second-Quarter 2005 Earnings;

Lower Volumes, Higher Input Costs Offset Pricing Gains

•	Net earnings for the quarter were $77 million, unchanged from the first quarter and up from $62 million (from continuing operations) in the 2004 second quarter.

•	Earnings per share from continuing operations and before special items dropped slightly to $0.31 per share versus $0.34 in the first quarter of 2005 and $0.33 per share in the 2004 second quarter.

•	Quarterly net sales were $6.5 billion compared with first-quarter net sales of $6.6 billion and second-quarter 2004 net sales of $6.2 billion.

STAMFORD, Conn. - July 26, 2005 - International Paper (NYSE: IP) today reported second-quarter 2005 net earnings of $77 million ($0.16 per share), unchanged from $77 million ($0.16 per share) in the first quarter of 2005 and down from $193 million ($0.40 per share) in the 2004 second quarter, which included $131 million ($0.27 per share) of earnings from discontinued operations. Excluding these amounts, earnings from continuing operations totaled $62 million ($0.13 per share) in the second quarter 2004. Amounts included special items in all periods.

Earnings from continuing operations and before special items in the second quarter of 2005 were $150 million ($0.31 per share), compared with $165 million ($0.34 per share) in the first-quarter of 2005 and $159 million ($0.33 per share) in the second quarter of 2004.

Diluted Earnings Per Share Summary

	Second Quarter 2005	Second Quarter 2004	First Quarter 2005
Net Earnings (Loss)	$0.16	$0.40	$0.16
Less - Income from Discontinued Operations	—	(0.27)

Earnings from Continuing Operations	0.16	0.13	0.16
Add Back - Net Special Items Expense	0.15	0.20	0.18

Earnings from Continuing Operations and Before Special Items	$0.31	$0.33	$0.34

Second-quarter 2005 net sales fell slightly to $6.5 billion versus $6.6 billion in the first quarter of 2005, due to lower volumes. Sales in the second quarter of 2004 were $6.2 billion.

Operating profits of $501 million for the 2005 second quarter were lower compared with first-quarter 2005 operating profits of $551 million due to lower volumes in packaging and printing papers, higher input costs, and $31 million of organizational restructuring charges in the Printing Papers and Forest Products segments.

“We anticipated some modest improvement in the second quarter following our strongest first quarter in years,” said Chairman and Chief Executive Officer John Faraci. “However, while pricing was up slightly from the first quarter, sales volumes in our printing papers and industrial packaging businesses were lower than we expected. As a result, we took more lack-of-order downtime, including the indefinite shutdowns of uncoated printing papers machines in Jay, Maine, Pensacola, Fla., and Bastrop, La., bringing our total capacity closure through second quarter 2005 to 430,000 tons annually. These factors, combined with the higher input costs we’ve been experiencing for wood, chemicals and energy, impacted our margins.”

Commenting on the third quarter of 2005, Faraci said, “Demand looks mixed and overall pricing appears flat. Our raw material costs remain at high levels and continue to impact our profit margins. As we announced last week, we are implementing a transformation plan that will focus the company on two global platform businesses, uncoated papers and packaging. The plan includes debt repayment, returning value to shareowners and selective investments that will enable us to earn cost of capital and provide solid returns to shareowners even in today’s markets. At the same time, we are even more focused on our ongoing efforts to improve productivity, reduce costs and serve our customers,” Faraci said.

SEGMENT INFORMATION

Second-quarter 2005 segment operating profits and business trends compared with the first quarter of 2005 are as follows:

Second-quarter operating profits for Printing Papers were $149 million compared with first-quarter operating profits of $183 million. The decline in earnings was largely caused by lower volumes in the printing papers business, including 135,000 tons lack-of-order downtime, and also reflected a $17 million special charge for severance and other charges relating to the indefinite shutdown of three U.S. paper machines.

Industrial Packaging operating profits for the second quarter were $85 million compared with $105 million in first quarter, largely because of weak pricing, lower sales volumes and higher input costs. The business experienced 140,000 tons lack-of-order downtime in second-quarter 2005, versus 43,000 in first-quarter 2005, and none in second-quarter 2004.

Consumer Packaging operating profits increased to $41 million in the second quarter, compared with $23 million in the previous quarter, as a result of better converting volume, higher average price realizations, better operating performance and benefits from cost reduction initiatives.

The company’s distribution business, xpedx, reported operating profits of $18 million for the second quarter, unchanged from the first quarter. Commercial print unit volume and pricing fell below expectations, but these impacts were generally offset by productivity gains and faster-than-expected growth in packaging and redistribution segments.

Second-quarter Forest Products operating profits dropped slightly to $191 million from first-quarter earnings of $207 million. In Wood Products, the lumber segment experienced strong growth in both pricing and sales volumes, rebounding from a slow start early in the quarter. However, plywood pricing was flat and volumes dropped slightly from first quarter. In addition, Forest Products’ results included a $14 million special charge related to the relocation of its headquarters from Savannah, Ga., to Memphis, Tenn.

Operating profits at Carter Holt Harvey, International Paper’s 50.5 percent owned subsidiary in New Zealand, were $10 million in the second quarter, compared with first-quarter operating profits of $5 million. Good pulp operations and increased land sales helped offset price reductions in pulp and wood products and continued low demand in the Australian housing market. In June, International Paper announced a decision to explore strategic options for its 50.5 percent share of the New Zealand-based company.

Net corporate expenses of $133 million in the 2005 second quarter dropped from first quarter 2005’s $155 million reflecting lower corporate overhead costs.

EFFECTIVE TAX RATE

The effective tax rate excluding special items for the second quarter of 2005 was 31 percent, compared with a tax rate of 24 percent in the 2005 first quarter, and 31 percent in the second quarter of 2004. The lower tax rate in the 2005 first quarter reflected the favorable resolution of a tax matter that reduced the tax provision by $19 million.

EFFECTS OF SPECIAL ITEMS

Special items in the second quarter included a pretax charge of $31 million ($19 million after taxes) for organizational restructuring charges, a pretax credit of $35 million ($21 million after taxes) for insurance recoveries related to the hardboard siding and roofing litigation, and a $19 million pretax credit ($12 million after taxes) for net adjustments of losses on businesses previously sold, including a $25 million credit from the collection of a note receivable from the 2001 sale of the Flexible Packaging business. In addition, Interest expense, net, included pretax interest income of $11 million ($7 million after taxes) collected on this note. The organizational restructuring charges included $17 million recorded in the Printing Papers business segment for severance and other charges associated with the indefinite shutdown of three U.S. paper machines, and $14 million recorded in the Forest Products business segment for costs associated with relocating its business headquarters to Memphis, Tenn., from Savannah, Ga. Additionally, a $94 million increase in the income tax provision was recorded principally for deferred taxes related to earnings repatriated during the quarter under the American Jobs Creation Act of 2004. The net after-tax effect of all of these special items was an expense of $0.15 per share.

Special items in the 2005 first quarter included a charge of $79 million ($52 million after taxes) for estimated losses on businesses held for sale, reflecting charges to reduce the net assets of the Industrial Papers and Fine Papers businesses to their estimated realizable value, and a charge of $66 million before taxes and minority interest ($36 million after taxes and minority interest). This $66 million charge includes a goodwill impairment write off in the United States of $42 million ($21 million after minority interest) associated with an acquisition by Carter Holt Harvey, and a $24 million charge ($15 million after taxes) for losses on early extinguishment of high-cost debt. The net after-tax effect of these special items was an expense of $0.18 per share.

Special items in the 2004 second quarter included a charge of $107 million before taxes and minority interest ($63 million after taxes and minority interest) for restructuring and other costs, a charge of $36 million before taxes and minority interest ($32 million after taxes and minority interest) for estimated losses on sales and impairments of businesses held for sale and a $5 million credit ($3 million after taxes and minority interest) for the net reversal of restructuring and realignment reserves no longer required. In addition, a $5 million net increase in the tax provision, after minority interest, was recorded in the quarter reflecting a charge for an adjustment of deferred tax balances and a credit from the reduction of valuation reserves for capital loss carryovers. The net after-tax effect of all of these special items was an expense of $0.20 per share.

The company will hold a webcast to review earnings and discuss its recently announced transformation plan at 10 a.m. (EDT) today. All interested parties are invited to listen to the webcast live via the company's Internet site at http://www.internationalpaper.com by clicking on the Investors tab and going to the Presentations page. A replay of the webcast will also be available on the Web site beginning at noon today. Parties who wish to participate in the webcast via teleconference may dial (480) 629-9562 or, within the U.S. only, (800) 762-8779. An audio-only replay will be available for 30 days, beginning approximately an hour after the end of the call. To access the replay, dial (303) 590-3030 or, within the U.S. only, (800) 406-7325, and when prompted for the access code, enter “3344453.”

International Paper (http://www.internationalpaper.com) is the world's largest paper and forest products company. Businesses include paper, packaging, and forest products. The company manages its forests under the principles of the Sustainable Forestry Initiative® program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.

# # #

This press release contains forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to the ability of the company to accomplish its transformation plan and to realize anticipated cost savings, the demand and pricing for the company’s products and changes in overall demand, the effects of competition from foreign and domestic producers, the level of housing starts, changes in the cost or availability of raw materials, changes in energy costs, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, performance of the company’s manufacturing operations, results of legal proceedings, changes related to international economic conditions, specifically in Brazil, Russia and China, changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro, and the war on terrorism. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.

Media Contacts:	Amy Sawyer, 203-541-8308
Jennifer Boardman, 203-541-8407

Investor Contacts:	Darial Sneed, 203-541-8541
Brian Turcotte, 203-541-8632

International Paper

Summary of Consolidated Earnings

Preliminary and Unaudited

(In millions except for net sales and per share amounts)

	Three Months Ended June 30,				Six Months Ended June 30,
	2005		2004		2005		2004
Net Sales (In billions)	$6.5		$6.2		$13.1		$12.4

Earnings From Continuing Operations Before Interest, Income Taxes, and Minority Interest	435	(a)	294	(d)	692	(g)	586	(i)

Interest expense, net	166	(b)	184		345	(b)	380

Earnings From Continuing Operations Before Income Taxes and Minority Interest	269	(a,b)	110	(d)	347	(b,g)	206	(i)

Income tax provision (benefit)	180	(c)	15	(e)	198	(h)	46	(e)

Minority interest expense, net of taxes	12		33		(5)		47

Earnings From Continuing Operations	77	(a,b,c)	62	(d,e)	154	(b,g,h)	113	(e,i)

Discontinued Operation, net of taxes and minority interest	—		131	(f)	—		153	(f)

Net Earnings	$77	(a,b,c)	$193	(d,e,f)	$154	(b,g,h)	$266	(e,f,i,)

Diluted Earnings Per Share:

Earnings From Continuing Operations	$0.16	(a,b,c)	$0.13	(d,e)	$0.32	(b,g,h)	$0.23	(e,i)

Discontinued Operation, net of taxes and minority interest	—		0.27	(f)	—		0.32	(f)

Diluted Earnings Per Common Share	$0.16	(a,b,c)	$0.40	(d,e,f)	$0.32	(b,g,h)	$0.55	(e,f,i)

Average Shares of Common Stock Outstanding – Assuming Dilution	485.9		488.2		488.0		487.8

(a)	Includes a pretax charge of $31 million ($19 million after taxes) for organizational restructuring programs; a $35 million credit before taxes ($21 million after taxes) for insurance recoveries related to the hardboard siding and roofing litigation; and a $19 million pre-tax credit ($12 million after taxes) for net adjustments of losses on businesses previously sold, including $25 million ($15 million after taxes) from the collection of a note receivable from the 2001 sale of the Flexible Packaging business.
(b)	Includes interest income of $11 million before taxes ($7 million after taxes) from the collection of a note receivable from the 2001 sale of the Flexible Packaging business.
(c)	Includes a $94 million increase in the income tax provision, principally for deferred taxes related to earnings repatriated during the quarter under the American Jobs Creation Act of 2004.
(d)	Includes a $107 million charge before taxes and minority interest ($63 million after taxes and minority interest) for organizational restructuring programs and losses on early debt extinguishment; a charge of $36 million before taxes and minority interest ($32 million after taxes and minority interest) for estimated gains/losses of businesses held for sale; and a credit of $5 million before taxes and minority interest ($3 million after taxes and minority interest) for the net reversal of restructuring reserves no longer required.
(e)	Includes a $5 million increase, net of minority interest, in the income tax provision reflecting an adjustment of deferred tax balances and a reduction of the valuation reserves for capital loss carryovers.

(f)	Includes the net income of Weldwood of Canada Limited and the Carter Holt Harvey Tissue business prior to their sales in the fourth and second quarters of 2004, respectively, and a $267 million gain ($90 million after taxes and minority interest) on the sale of the Carter Holt Harvey Tissue business..
(g)	Includes a pre-tax charge of $60 million ($40 million after taxes) for estimated losses on businesses previously sold; a $66 million charge before taxes and minority interest ($36 million after taxes and minority interest) for goodwill impairment charges and losses on early debt extinguishment; a pre-tax charge of $31 million ($19 million after taxes) for organizational restructuring programs; and a $35 million pre-tax credit ($21 million after taxes) for insurance recoveries related to the hardboard siding and roofing litigation.
(h)	Includes a $94 million charge principally for deferred taxes related to earnings repatriation during the second quarter under the American Jobs Creation Act of 2004, and a $19 million reduction in the income tax provision reflecting the favorable settlement of a tax matter.
(i)	Includes a $137 million charge before taxes and minority interest ($82 million after taxes and minority interest) for organizational restructuring programs and losses on early debt extinguishment; a charge of $27 million before taxes and minority interest ($26 million after taxes and minority interest) for estimated gains/losses of businesses sold or held for sale; and a credit of $12 million before taxes and minority interest ($7 million after taxes and minority interest) for the net reversal of restructuring and realignment reserves no longer required.

International Paper

Reconciliation of Earnings Before

Special Items to Net Earnings (Loss)

Preliminary and Unaudited

(In millions except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Earnings Before Special Items	$150	$159	$315	$219

Restructuring and other charges	(19)	(63)	(55)	(82)
Insurance Recoveries	21		21	—
Reversal of reserves no longer required	—	3	—	7
Net gains (losses) on sales and impairments of businesses held for sale	12	(32)	(40)	(26)
Interest income	7	—	7	—
Income tax adjustment	(94)	(5)	(94)	(5)

Earnings From Continuing Operations	77	62	154	113
Discontinued Operation	—	131	—	153

Net Earnings (Loss) as Reported	$77	$193	$154	$266

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Diluted Earnings Per Common Share:

Earnings Per Share Before Special Items	$0.31	$0.33	$0.65	$0.45

Restructuring and other charges	(0.04)	(0.13)	(0.11)	(0.17)
Insurance Recoveries	0.04	—	0.04
Reversal of reserves no longer required	—	—		0.01
Net gains (losses) on sales and impairments Of businesses held for sale	0.03	(0.06)	(0.08)	(0.05)
Interest income	0.01	—	0.01	—
Income tax adjustment	(0.19)	(0.01)	(0.19)	(0.01)

Earnings Per Common Share From Continuing Operations	0.16	0.13	0.32	0.23
Discontinued Operation	—	0.27	—	0.32

Diluted Earnings (Loss) per Common Share	$0.16	$0.40	$0.32	$0.55

Notes:
(1)	The company calculates Earnings Before Special Items by excluding the after-tax effect of the adoption of new accounting standards and items considered by management to be unusual from the net earnings (loss) reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information along with net earnings (loss) provides for a more complete analysis of the results of operations by quarter. Net earnings (loss) is the most directly comparable GAAP measure.
(2)	Diluted earnings per common share reflects a recent accounting pronouncement requiring the inclusion of contingently convertible securities in the computation. As required by the pronouncement, all prior periods presented have been restated.
(3)	Since the basic and diluted earnings per share are computed independently for each period, six-month per share amounts may not equal the sum of the respective quarters.

International Paper

Sales and Operating Profit by Industry Segment

Preliminary and Unaudited

(In Millions)

Sales by Industry Segment

	Three Months Ended June 30,			Six Months Ended June 30,
	2005		2004 (1)	2005		2004 (1)
Printing Papers	$1,895		$1,855	$3,880		$3,755
Industrial Packaging (2)	1,240		1,125	2,535		2,205
Consumer Packaging (2)	650		645	1,280		1,255
Distribution	1,570		1,485	3,100		2,950
Forest Products	605		625	1,215		1,225
Carter Holt Harvey	600		525	1,140		1,040
Other Businesses (3)	230		290	505		585
Corporate and Inter-segment Sales	(276)		(321)	(591)		(648)

	$6,514		$6,229	$13,064		$12,367

Operating Profit by Industry Segment

	Three Months Ended June 30,			Six Months Ended June 30,
	2005		2004 (1)	2005		2004 (1)
Printing Papers	$149	(4)	$141$	332	(4)	$225
Industrial Packaging (2)	85		70	190		116
Consumer Packaging (2)	41		41 (6)	64		72 (6)
Distribution	18		21	36		38
Forest Products	191	(4)	222	398	(4)	426
Carter Holt Harvey	10		7 (6)	15		18 (6)
Other Businesses (3)	7		14	17		24

Operating Profit	501		516	1,052		919
Interest expense, net	(166	)(5)	(184)	(345	)(5)	(380)
Minority interest (7)	13		9 (6)	19		22 (6)
Corporate items, net	(133)		(102)	(288)		(212)
Restructuring and other charges	—		(107)	(66)		(137)
Insurance recoveries	35		—	35		—
Net gains (losses) on sales and impairments of businesses held for sale	19		(27)	(60)		(18)
Reversal of reserves no longer required	—		5	—		12

Earnings from continuing operations before income taxes and minority interest	$269		$110	$347		$206

(1)	Prior-year industry information has been restated to conform to 2005 management structure.
(2)	Beginning with the 2005 first quarter, Industrial Packaging and Consumer Packaging are reported as separate industry segments. Prior-period segment information has been restated to reflect this presentation.
(3)	Includes Arizona Chemical and businesses identified in our divestiture program.
(4)	Includes 2005 second quarter special charges of $17 million before taxes in the Printing Papers segment for severance and other charges related to the indefinite shutdown of three U.S. paper machines, and $14 million before taxes in the Forest Resources segment for second quarter costs associated with relocating the Forest Products headquarters to Memphis, TN from Savannah, GA.

(5)	Includes interest income of $11 million before taxes from the collection of a note receivable from the 2001 sale of the Flexible Packaging business.
(6)	Includes a 2004 second quarter estimated loss on the sale of Food Pack S.A. of $9 million before taxes, of which $4 million is in the Consumer Packaging segment, $3 million is in the Carter Holt Harvey segment and $2 million is in Minority interest.
(7)	Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax minority interest for these subsidiaries is added here to present consolidated earnings before income taxes and minority interest.

International Paper

Sales Volumes by Product (1) (2)

Preliminary and Unaudited

International Paper Consolidated (excluding Carter Holt Harvey)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Printing Papers (In thousands of short tons)
Brazil Uncoated Papers	107	114	219	228
Europe & Russia Uncoated Papers and Bristols	358	339	717	700
U.S. Uncoated Papers and Bristols	1,022	1,150	2,156	2,345

Uncoated Papers and Bristols	1,487	1,603	3,092	3,273
Coated Papers	504	541	1,010	1,067
Market Pulp (3)	382	346	747	739

Packaging (In thousands of short tons)
Container of the Americas	777	648	1,542	1,258
European Container (Boxes)	273	260	532	511
Other Industrial and Consumer Packaging	268	263	524	518

Industrial and Consumer Packaging	1,318	1,171	2,598	2,287
Containerboard	438	532	908	1,073
Bleached Packaging Board	351	371	722	750
Kraft	151	150	301	298

Forest Products (In millions)
Panels (sq. ft. 3/8” – basis)	367	402	768	790
Lumber (board feet)	663	633	1,276	1,206

Carter Holt Harvey (4)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Printing Papers (In thousands of short tons)
Market Pulp (3)	130	130	271	277

Packaging (In thousands of short tons)
Containerboard	115	115	223	234
Bleached Packaging Board	28	18	51	38
Industrial and Consumer Packaging	44	42	84	81

Forest Products (In millions)
Panels (sq. ft. 3/8” – basis)	75	70	135	133
Lumber (board feet)	145	134	251	252
MDF and Particleboard (sq. ft. 3/4” – basis)	207	143	378	282

(1)	Sales volumes include third party and inter-segment sales.
(2)	Sales volumes for divested businesses are included through the date of sale, except for discontinued operations.
(3)	Includes internal sales to mills.
(4)	Includes 100 percent of volumes sold.

International Paper Company

Consolidated Balance Sheet

Preliminary and Unaudited

(In Millions)

	June 30, 2005	December 31, 2004
Assets
Current Assets
Cash and temporary investments	$1,251	$2,596
Accounts and notes receivable, net	3,195	2,994
Inventories	2,830	2,718
Assets of businesses held for sale	61	229
Deferred income tax assets	422	470
Other current assets	272	312

Total Current Assets	8,031	9,319

Plants, Properties and Equipment, net	13,150	13,432
Forestlands	3,927	3,936
Investments	644	679
Goodwill	5,012	4,994
Deferred Charges and Other Assets	1,782	1,857

Total Assets	$32,546	$34,217

Liabilities and Common Shareholders’ Equity
Current Liabilities
Notes payable and current maturities of long-term debt	$571	$506
Liabilities of businesses held for sale	50	82
Accounts payable and accrued liabilities	3,980	4,284

Total Current Liabilities	4,601	4,872

Long-Term Debt	12,812	14,132
Deferred Income Taxes	1,769	1,697
Other Liabilities	3,771	3,714
Minority Interest	1,497	1,548

Common Shareholders’ Equity
Invested capital	5,626	5,692
Retained earnings	2,470	2,562

Total Common Shareholders’ Equity	8,096	8,254

Total Liabilities and Common Shareholders’ Equity	$32,546	$34,217